Exhibit 22
Subsidiary Issuers of Guaranteed Securities
The finance subsidiaries of Bank of America Corporation (“BAC”) identified in the table below, have issued (and, in the case of BofA Finance LLC (“BofA Finance”), from time to time may issue) the securities listed opposite each such subsidiary issuer in the table below. BAC has fully and unconditionally guaranteed (or effectively provided for the full and unconditional guarantee of) all such securities:

Subsidiary Issuer	Guaranteed Securities †
BofA Finance, a consolidated finance subsidiary	Senior Debt Securities issued under the Registration Statements on Form S-3 of BAC and BofA Finance (Registration Nos. 333-268718-01, 333-234425-01 and 333-213265) under the Securities Act of 1933, as amended (the “Securities Act”), and Senior Debt Securities and Warrants issued under the Registration Statement on Form S-3 of BAC and BofA Finance LLC (Registration No. 333-290665-01) under the Securities Act.
BAC Capital Trust XIII, a 100% owned finance subsidiary	Floating Rate Preferred Hybrid Income Term Securities
BAC Capital Trust XIV, a 100% owned finance subsidiary	5.63% Fixed to Floating Rate Preferred Hybrid Income Term Securities
BAC Capital Trust XV, a 100% owned finance subsidiary	Floating Rate Capital Securities
† With respect to BofA Finance, includes securities that have been issued/outstanding and may no longer be subject to requirements of Regulation S-X Rules 3-10 and 13-01